Exhibit 99.1

Boot Barn Holdings, Inc. Announces Second Quarter Fiscal Year 2024

Financial Results

IRVINE, California – November 2, 2023 – Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the second fiscal quarter ended September 30, 2023. A Supplemental Financial Presentation is available at investor.bootbarn.com.

For the quarter ended September 30, 2023:

●	Net sales increased 6.5% over the prior-year period to $374.5 million, cycling 12.4% net sales growth in the prior-year period.
●	Same store sales decreased 4.8% compared to the prior-year period, cycling 64% same store sales growth on a 2-year stack basis. The 4.8% decrease in consolidated same store sales is comprised of a decrease in retail store same store sales of 3.8% and a decrease in e-commerce same store sales of 11.7%.
●	Net income was $27.7 million, or $0.90 per diluted share, compared to $32.1 million, or $1.06 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes an approximately $0.01 per share tax expense, primarily due to changes to state tax rates, partially offset by income tax accounting for share-based compensation. Excluding this net tax effect, net income per diluted share was $0.91 in the current-year period.
●	The Company opened 10 new stores, bringing its total store count to 371.

Jim Conroy, President and Chief Executive Officer, commented “I am pleased with our second quarter results which included solid sales growth, merchandise margin expansion and earnings achievement which was at the high end of our guidance range.  We opened 10 new stores in the quarter and continue to be encouraged by the new store performance across the country.  Exclusive brand penetration expanded more than 600 basis points as our brands are resonating well with the consumer.  Our average store sales volume remains at elevated levels with a modest 3.8% decline in retail store same store sales for the quarter.

Throughout the quarter, we saw a sequential decline in same store sales, which we believe to be driven by a macro pull back in consumer demand.  We believe that our inventory levels and expense structure are well positioned as we enter the holiday season.”

Operating Results for the Second Quarter Ended September 30, 2023 Compared to the Second Quarter Ended September 24, 2022

●	Net sales increased 6.5% to $374.5 million from $351.5 million in the prior-year period. Consolidated same store sales decreased 4.8% with retail store same store sales decreasing 3.8% and e-commerce same store sales decreasing 11.7%. The increase in net sales was the result of the incremental sales from new stores opened over the past twelve months, partially offset by the decrease in consolidated same store sales.
●	Gross profit was $133.9 million, or 35.8% of net sales, compared to $129.1 million, or 36.7% of net sales, in the prior-year period. Gross profit increased primarily due to higher sales. The decrease in gross profit rate of 90 basis points was driven primarily by 140 basis points of deleverage in buying, occupancy and distribution center costs driven primarily by occupancy costs of 50 new stores and operating costs related to the new Kansas City distribution center, partially offset by a 50 basis-point increase in merchandise margin rate. The increase in merchandise margin rate was driven by 35 basis points of product margin expansion resulting primarily from growth in exclusive brand penetration and a 15 basis-point improvement from lower freight expense as a percentage of net sales.
●	Selling, general and administrative expenses were $95.3 million, or 25.5% of net sales, compared to $84.9 million, or 24.2% of net sales, in the prior-year period. The increase in selling, general and administrative expenses as compared to the prior-year period was primarily a result of higher store payroll and store-related expenses associated with operating 50 new stores and general and administrative expenses in the current year. Selling, general and administrative expenses as a percentage of net sales increased by 130 basis points primarily as a result of higher store payroll and store-related expenses.
●	Income from operations decreased $5.6 million to $38.6 million, or 10.3% of net sales, compared to $44.2 million, or 12.6% of net sales, in the prior-year period, primarily due to the factors noted above.
●	Net income was $27.7 million, or $0.90 per diluted share, compared to net income of $32.1 million, or $1.06 per diluted share in the prior-year period. The decrease in net income is primarily attributable to the factors noted above. Net income per diluted share in the current-year period includes an approximately $0.01 per share tax expense, primarily due to changes to state tax rates, partially offset by income tax accounting for share-based compensation. Excluding this net tax effect, net income per diluted share was $0.91 in the current-year period.

Operating Results for the Six Months Ended September 30, 2023 Compared to the Six Months Ended September 24, 2022

●	Net sales increased 5.7% to $758.2 million from $717.4 million in the prior-year period. Consolidated same store sales decreased 3.8% with retail store same store sales decreasing 2.8% and e-commerce same store sales decreasing 11.3%. The increase in net sales was the result of the incremental sales from new stores opened over the past twelve months, partially offset by the decrease in consolidated same store sales.

●	Gross profit was $275.9 million, or 36.4% of net sales, compared to $266.9 million, or 37.2% of net sales, in the prior-year period. Gross profit increased primarily due to higher sales. The decrease in gross profit rate of 80 basis points was driven primarily by 150 basis points of deleverage in buying, occupancy and distribution center costs driven primarily by occupancy costs of 50 new stores and operating costs related to the new Kansas City distribution center, partially offset by a 70 basis-point increase in merchandise margin rate. The increase in merchandise margin rate was driven by 60 basis points of product margin expansion resulting primarily from growth in exclusive brand penetration and a 10 basis-point improvement from lower freight expense as a percentage of net sales.

●	Selling, general and administrative expenses were $191.1 million, or 25.2% of net sales, compared to $170.4 million, or 23.7% of net sales, in the prior-year period. The increase in selling, general and administrative expenses as compared to the prior-year period was primarily a result of higher store payroll and store-related expenses associated with operating 50 new stores and general and administrative expenses in the current year. Selling, general and administrative expenses as a percentage of net sales increased by 150 basis points primarily as a result of higher store payroll, store-related expenses and general and administrative expenses.

●	Income from operations decreased $11.8 million to $84.8 million, or 11.2% of net sales, compared to $96.6 million, or 13.5% of net sales, in the prior-year period, primarily due to the factors noted above.

●	Net income was $61.9 million, or $2.03 per diluted share, compared to net income of $71.4 million, or $2.35 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes an approximately $0.01 per share tax benefit, primarily due to income tax accounting for share-based compensation, partially offset by changes to state tax rates. Net income per diluted share in the prior-year period includes an approximately $0.03 per share tax benefit, primarily due to income tax accounting for share-based compensation.

Excluding these net tax effects, net income per diluted share was $2.02 in the current-year period, compared to $2.32 in the prior-year period.

Sales by Channel

The following table includes total net sales growth, same store sales (“SSS”) growth/(decline) and e-commerce as a percentage of net sales for the periods indicated below.

	Thirteen Weeks				Preliminary
	Ended	Four Weeks	Four Weeks	Five Weeks	Four Weeks
	September 30, 2023	Fiscal July	Fiscal August	Fiscal September	Fiscal October

Total Net Sales Growth	6.5%	13.2%	4.8%	3.1%	2.8%

Retail Stores SSS	(3.8)%	1.1%	(3.7)%	(7.3)%	(8.2)%
E-commerce SSS	(11.7)%	(11.9)%	(13.0)%	(10.6)%	(16.7)%
Consolidated SSS	(4.8)%	(0.5)%	(4.8)%	(7.7)%	(9.2)%

E-commerce as a % of Net Sales	9.9%	9.5%	9.8	10.4%	9.6%

Balance Sheet Highlights as of September 30, 2023

●	Cash of $38.7 million.
●	Zero drawn under our $250 million revolving credit facility.
●	Average inventory per store decreased approximately 14% on a same store basis compared to September 24, 2022.

Fiscal Year 2024 Outlook

The Company is providing updated guidance for the fiscal year ending March 30, 2024, superseding in its entirety the previous guidance issued in its first quarter earnings report on August 2, 2023. As a result, for the fiscal year ending March 30, 2024, the Company now expects:

●	To open 52 new stores.
●	Total sales of $1.677 billion to $1.702 billion, representing growth of 1.2% to 2.7% over the prior year, which was a 53-week year.
●	Same store sales decline of approximately (6.5)% to (5.0)%, with retail store same store sales declines of (5.5)% to (4.0)% and an e-commerce same store sales decline of (13.0)% to (11.0)%.
●	Gross profit between $618.5 million and $630.7 million, or approximately 36.9% to 37.1% of sales. Gross profit reflects an estimated 190 basis-point increase in merchandise margin, including a 130 basis-point improvement from freight expense. We anticipate 170 basis points of deleverage in buying, occupancy and distribution center costs.
●	Selling, general and administrative expenses between $419.6 million and $420.8 million. This represents approximately 25.0% to 24.7% of sales.
●	Income from operations between $198.9 million and $209.9 million. This represents approximately 11.9% to 12.3% of sales.
●	Interest expense of $2.4 million.
●	Net income of $145.2 million to $153.4 million.
●	Net income per diluted share of $4.75 to $5.00 based on 30.7 million weighted average diluted shares outstanding.
●	Capital expenditures between $95 million and $105 million.

For the fiscal third quarter ending December 30, 2023, the Company expects:

●	Total sales of $522 million to $535 million, representing growth of 1.4% to 4.0% over the prior year.
●	Same store sales decline of approximately (10.5)% to (8.0)%, with retail store same store sales declines of (9.5)% to (7.0)% and e-commerce same store sales declines of (15.5)% to (12.5)%.
●	Gross profit between $197.8 million and $204.2 million, or approximately 37.9% to 38.2% of sales. Gross profit reflects an estimated 310 basis-point increase in merchandise margin, including a 260 basis-point improvement from freight expense. We anticipate 150 basis points of deleverage in buying, occupancy and distribution center costs.
●	Selling, general and administrative expenses between $128.2 and $129.4 million. This represents approximately 24.6% to 24.2% of sales.
●	Income from operations between $69.6 million and $74.8 million. This represents approximately 13.3% to 14.0% of sales.
●	Net income per diluted share of $1.67 to $1.79 based on 30.7 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the second quarter of fiscal year 2024 is scheduled for today, November 2, 2023, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 451-6152. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A Supplemental Financial Presentation is also available on the investor relations section of the Company’s website. A telephone replay of the call will be available until December 2, 2023, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13742403. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 374 stores in 44 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan“, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489

Senior Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	September 30,	April 1,
	2023	2023
Assets
Current assets:
Cash and cash equivalents	$38,665	$18,193
Accounts receivable, net	9,321	13,145
Inventories	585,573	589,494
Prepaid expenses and other current assets	39,044	48,341
Total current assets	672,603	669,173
Property and equipment, net	293,702	257,143
Right-of-use assets, net	348,788	326,623
Goodwill	197,502	197,502
Intangible assets, net	60,724	60,751
Other assets	4,887	6,189
Total assets	$1,578,206	$1,517,381
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$—	$66,043
Accounts payable	139,762	134,246
Accrued expenses and other current liabilities	132,860	122,958
Short-term lease liabilities	56,209	51,595
Total current liabilities	328,831	374,842
Deferred taxes	36,253	33,260
Long-term lease liabilities	357,478	330,081
Other liabilities	3,258	2,748
Total liabilities	725,820	740,931

Stockholders’ equity:
Common stock, $0.0001 par value; September 30, 2023 - 100,000 shares authorized, 30,511 shares issued; April 1, 2023 - 100,000 shares authorized, 30,072 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	226,379	209,964
Retained earnings	637,963	576,030
Less: Common stock held in treasury, at cost, 227 and 192 shares at September 30, 2023 and April 1, 2023, respectively	(11,959)	(9,547)
Total stockholders’ equity	852,386	776,450
Total liabilities and stockholders’ equity	$1,578,206	$1,517,381

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2023	2022	2023	2022
Net sales	$374,456	$351,545	$758,151	$717,401
Cost of goods sold	240,540	222,449	482,272	450,475
Gross profit	133,916	129,096	275,879	266,926
Selling, general and administrative expenses	95,338	84,946	191,056	170,351
Income from operations	38,578	44,150	84,823	96,575
Interest expense	463	1,362	1,486	2,087
Other (loss)/income, net	(50)	—	174	(273)
Income before income taxes	38,065	42,788	83,511	94,215
Income tax expense	10,385	10,734	21,578	22,843
Net income	$27,680	$32,054	$61,933	$71,372

Earnings per share:
Basic	$0.92	$1.08	$2.06	$2.40
Diluted	$0.90	$1.06	$2.03	$2.35
Weighted average shares outstanding:
Basic	30,137	29,808	30,029	29,778
Diluted	30,627	30,313	30,540	30,351

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twenty-Six Weeks Ended
	September 30,	September 24,
	2023	2022
Cash flows from operating activities
Net income	$61,933	$71,372
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation	22,597	16,792
Stock-based compensation	7,833	7,143
Amortization of intangible assets	27	32
Noncash lease expense	26,487	22,951
Amortization and write-off of debt issuance fees and debt discount	54	74
Loss on disposal of assets	298	250
Deferred taxes	2,993	1,479
Changes in operating assets and liabilities:
Accounts receivable, net	3,046	(972)
Inventories	3,921	(166,721)
Prepaid expenses and other current assets	9,243	(5,857)
Other assets	1,302	(3,329)
Accounts payable	7,051	36,472
Accrued expenses and other current liabilities	13,600	(27,199)
Other liabilities	510	244
Operating leases	(15,435)	(14,868)
Net cash provided by/(used in) operating activities	$145,460	$(62,137)
Cash flows from investing activities
Purchases of property and equipment	$(64,687)	$(52,459)
Net cash used in investing activities	$(64,687)	$(52,459)
Cash flows from financing activities
(Payments)/Borrowings on line of credit, net	$(66,043)	$118,281
Repayments on debt and finance lease obligations	(428)	(419)
Tax withholding payments for net share settlement	(2,412)	(4,501)
Proceeds from the exercise of stock options	8,582	247
Net cash (used in)/provided by financing activities	$(60,301)	$113,608

Net increase/(decrease) in cash and cash equivalents	20,472	(988)
Cash and cash equivalents, beginning of period	18,193	20,674
Cash and cash equivalents, end of period	$38,665	$19,686

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$2,822	$45,519
Cash paid for interest	$1,399	$1,642
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$14,103	$21,551

Boot Barn Holdings, Inc.

Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	September 30,	July 1,	April 1,	December 24,	September 24,	June 25,	March 26,	December 25,
	2023	2023	2023	2022	2022	2022	2022	2021
Store Count (BOP)	361	345	333	321	311	300	289	278
Opened/Acquired	10	16	12	12	10	11	11	11
Closed	—	—	—	—	—	—	—	—
Store Count (EOP)	371	361	345	333	321	311	300	289

Boot Barn Holdings, Inc.

Selected Store Data

	Thirteen Weeks Ended		Fourteen Weeks Ended	Thirteen Weeks Ended
	September 30,	July 1,	April 1,	December 24,	September 24,	June 25,	March 26,	December 25,
	2023	2023	2023	2022	2022	2022	2022	2021
Selected Store Data:
Same Store Sales (decline)/growth	(4.8)%	(2.9)%	(5.5)%	(3.6)%	2.3%	10.0%	33.3%	54.2%
Stores operating at end of period	371	361	345	333	321	311	300	289
Total retail store square footage, end of period (in thousands)	4,027	3,914	3,735	3,598	3,451	3,333	3,194	3,063
Average store square footage, end of period	10,855	10,841	10,825	10,806	10,751	10,717	10,648	10,597
Average net sales per store (in thousands)	$909	$958	$1,088	$1,320	$966	$1,031	$1,094	$1,372